Exhibit 10.3

Form of Option Award Agreement

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

OPTION AWARD AGREEMENT

This is an Option Award Agreement (this “Award”) dated as of _____ __, 20___ (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and Logan Pichel (“Optionee”).

Recitals

A.	With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.

The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Optionee an option to purchase shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan.

Agreement

NOW, THEREFORE, the Company and the Optionee do hereby agree as follows:

SECTION 1 – GRANT OF OPTION

Pursuant to the Plan and subject to the terms and conditions of this Award, the Company hereby grants to Optionee an option (the “Option”) to purchase all or any part from time to time of the aggregate shares set forth below:

  TYPE OF OPTION        NUMBER OF SHARES

    OF STOCK

Non-Qualified Stock Options     ____________

SECTION 2 – EXERCISE PRICE

The option Exercise Price hereunder is $_____ per share of Stock (the “Exercise Price”), which equals 100% of the Fair Market Value of a share of Stock on the Grant Date.

SECTION 3 – DURATION OF OPTION

Unless accelerated pursuant to Section 11.8 of the Plan (upon a Change in Control) and subject to such shorter period provided in Section 6.8 of the Plan (regarding the lapse of the exercise right 6 months following a Termination of Employment or Service on account of death or Disability, and the lapse of the exercise right immediately upon any other Termination) and Section 6.6 of the Plan (must be in good standing at Exercise Date), the Option shall be exercisable in full upon the Optionee’s death or Disability while employed or in the Service of the Company, and, absent such an event, with respect to 100% of the Shares of Stock subject to this Option beginning on _____ ____, 20___, and until no later than _____  ___, 20___, after which dates the Options shall expire (the “Option Period”).

SECTION 4 – EXERCISE OF OPTION

During the Option Period, the Optionee may exercise the Option upon compliance with the following additional terms:

(a)Method of Exercise.  The Optionee shall exercise all or portions of the Option electronically through a Company-provided website.  If no Company-provided website is available at the time of exercise, the Optionee may exercise all or portions of the option by written notice.  Such written notice shall:

(i)	state the election to exercise the Option, the number of shares in respect of which it is being exercised (the “Option Shares”), and the Optionee’s address and Social Security Number;

(ii)	contain such representations and agreements, if any, as the Company’s counsel may require concerning the holder’s investment intent regarding the Option Shares,

(iii)	include an acknowledgement and acceptance of the restrictions on transfer of the Option Shares contained in the Plan;

(iv)	be signed by the Optionee; and

(v)	be in writing and delivered to the Company’s Accounting Department for action on behalf of the Committee (the date of such delivery shall be the “Exercise Date”).

(b)Payment Upon Exercise of Option.  Optionee shall deliver with the electronic or written notice of exercise described above payment of the full Exercise Price for the Option Shares plus any tax withholding due upon exercise which shall be made (a) in cash, (b) by delivery or attestation of ownership of a number of shares of Stock having a Fair Market Value as of the Exercise Date equal to the product of the Exercise Price multiplied by the number of shares of Stock the Optionee desires to purchase upon exercise, plus the related tax withholding; (c) by requesting at exercise to use a net exercise procedure under which the Exercise Price and/or related tax withholdings are subtracted from the Shares otherwise issuable on exercise; or (d) by any combination of the foregoing.

(c)Stock Certificates.  Assuming the Committee concludes that the above deliveries fully comply with the conditions for exercise and that the Optionee was in good standing (in the Committee’s sole discretion) as of the Exercise Date, the Company shall cause to be issued and delivered either by electronic or book-entry registration shares registered in the name of the Optionee, in either case including the Plan’s restrictions on transfer in Section 11.13 thereof, as soon as practicable following the receipt of notice and payment described above.

SECTION 5 – NONTRANSFERABILITY OF OPTION

The Option shall not be transferable or assignable by the Optionee.  The Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.  The Option shall not be pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any process upon the Option, shall be null, void and without effect.

SECTION 6 – RESTRICTIONS ON ISSUING SHARES AND ON DISPOSITION OF SHARES ACQUIRED UPON EXERCISE

(a)Shares shall not be issued pursuant to the exercise of the Option, unless the issuance and transferability of the shares shall comply with all relevant provisions of law, including, but not limited to, the (i) limitations, if any, imposed by the Commonwealth of Kentucky; and (ii) restrictions, if any, imposed by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission.  The Committee may, in its discretion, determine if such restrictions or such issuance of shares so complies with all relevant provisions of law.

(b)This Award is subject to restrictions on transfer set forth in more detail in Section 11.13 of the Plan, which section generally provides that any transfer must be preceded by electronic or written notice to the Company that allows the Company to take up to ten (10) days to decide whether to buy the Shares from Optionee instead of Optionee transferring them as proposed. Further, by acceptance of this Award, Optionee agrees to hold the Option Shares for a minimum of two years following the Exercise Date (other than such shares used to cover tax withholding hereunder), unless Optionee’s Termination of Employment occurs prior to the end of such period.

SECTION 7 – RESTRICTIVE COVENANTS

(a)	Optionee specifically acknowledges and agrees that Optionee is and will remain subject to certain restrictive covenants, clawback rights, reduction in total payments after a Change of Control and dispute resolution (arbitration) terms set forth in any Employment Agreement between Optionee and the Bank, or, if none, or if not there defined, in the Participant’s Change in Control Severance Agreement dated January 27, 2021 as same may be amended from time to time and that this Award is also subject to such terms.

(b)The Company and the Optionee each acknowledge and agree that any breach of those covenants would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Optionee of these covenants, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Option Shares forfeited.  Any electronic/book-entry shares and/or stock certificates representing such Option Shares shall be returned to the Company.  The Company and the Optionee further agree that upon breach, the Company is entitled to recover, and the Optionee will disgorge to the Company, any profits realized from the prior disposition of the Option Shares.

(c)The provisions of this Section shall survive the termination of this Award and will be construed as independent of any other provision of this Award, and the existence of any claim or cause of action by the Optionee against the Company, whether predicated on this Award or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Award, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 8 – ACKNOWLEDGEMENTS

The Optionee acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Optionee represents that he is familiar with the terms and provisions thereof and hereby accepts the Option subject to all the terms and provisions thereof.  Any capitalized term used herein and not otherwise defined shall have the meaning given in the Plan.  The Optionee acknowledges that nothing contained in the Plan or this Award shall (a) confer upon the Optionee any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Optionee’s employment or change the Optionee’s compensation at any time.

SECTION 9 – AMENDMENT

The Committee may amend the terms and conditions of this Award as provided in the Plan; provided, however, no amendment may impair the rights of the Optionee without the consent of the Optionee, and no amendment may extend the Option Period or change the exercise price of the Option issued hereunder except in accordance with adjustments in authorized shares as provided in Section 3.3 of the Plan.

SECTION 10 – TERM OF AWARD

This Award shall terminate (except with respect to Section 7) upon the earlier of (i) Failure of the Optionee to execute an electronic acceptance of the Agreement via the Company-provided website, or, if a Company-provided website is not available, return a counter-signed copy of this Award to the Company within ten (10) days after its presentation to Optionee; (ii) complete exercise, lapse or termination of the Option; (iii) mutual agreement of the parties; or (iv) the end of the Option Period.

IN WITNESS WHEREOF, the parties have executed and delivered this Award as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:Steve Trager

Title:Chief Executive Officer

Optionee:

IMPORTANT NOTE: If this Award is not ACCEPTED ELECTRONICALLY THROUGH THE COMPANY-PROVIDED WEBSITE, OR, IF A COMPANY-PROVIDED WEBSITE IS NOT AVAILABLE, signed and returned as directed in the acknowledgement of this Award by Optionee within ten (10) CALENDAR days after receipt, it shall be deemed rejected by Optionee and the Company’s offer shall be immediately withdrawn and become null and void.